EXHIBIT 16.1

August 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated August 20, 2004, of Redhook Ale Brewery, Incorporated and are in agreement with the statements contained in the first and second sentence of paragraph 1, the first and second sentence of paragraph 2, and paragraph 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

Ernst & Young LLP
Seattle, Washington

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